EXHIBIT 99.1

Gartner	Press Release

Gartner Appoints Professor Daniela Rus and Edward Bousa to Board of Directors

STAMFORD, Conn., January 29, 2026 — Gartner, Inc. (NYSE: IT) today announced that its Board of Directors has appointed Daniela Rus and Edward Bousa to the Board, effective immediately. With the additions of Professor Rus and Mr. Bousa, the Board expands to 13 directors, 12 of whom are independent.

Professor Rus is an internationally recognized expert in artificial intelligence and robotics and a long‑serving senior academic at the Massachusetts Institute of Technology (MIT), where she also directs the Computer Science and Artificial Intelligence Laboratory (CSAIL), one of the world’s most prominent centers of information technology research.

Mr. Bousa is a seasoned investment executive with more than three decades of leadership experience in the mutual fund industry. He most recently served as Partner and Team Leader of Quality Value Equity Investment Strategies at Wellington Management, overseeing a global investment team and approximately $90 billion in assets under management.

“Daniela and Edward each bring fresh perspectives, distinguished track records, and deep experience that will further strengthen our Board as Gartner continues executing on its strategic initiatives to drive shareholder value,” said Eugene A. Hall, Gartner Chief Executive Officer and Chairman of the Board. “Professor Rus’s extensive research background and expertise in artificial intelligence, robotics and data science position her well to support the Company’s long‑term strategic planning, particularly in the rapidly evolving AI landscape. Additionally, Edward’s decades of investment leadership and global market experience will provide invaluable insights from an investor perspective. I look forward to working alongside them.”

“AI is reshaping how organizations make decisions, and Gartner plays a vital role in helping C-Level executives and their teams understand and apply these technologies effectively,” said Professor Rus. “It’s a privilege to join the Board at this time and I look forward to supporting the Company as it capitalizes on the opportunities ahead .”

“This is an important moment for Gartner as business and technology leaders are navigating an increasingly complex world,” said Mr. Bousa. “Gartner’s actionable, objective business and technology insights set it apart, and I’m pleased to join the Board and contribute to its track record of value creation.”

About Daniela Rus

Professor Rus has more than three decades of experience in senior academic and research leadership in the fields of computer science, robotics, machine learning, and artificial intelligence. She has served as a professor at the Massachusetts Institute of Technology (MIT) since 2004, where she currently holds several positions, including as the MIT Panasonic Professor of Electrical Engineering and Computer Science since 2025, and as Director of the Computer Science and Artificial Intelligence Laboratory (CSAIL) since 2012. From 2019 to 2022, she served as Deputy Dean of Research for the Schwarzman College of Computing at MIT. Prior to joining MIT, she was a professor in the Computer Science Department at Dartmouth College from 1994 to 2004.

Professor Rus has served as a member of the board of directors of Symbotic Inc. since March 2023, where she serves on the Compensation Committee.

About Edward Bousa

Mr. Bousa has more than three decades of experience in senior leadership roles in the mutual fund industry as an investment professional. Mr. Bousa was most recently Partner and Team Leader of Quality Value Equity Investment Strategies at Wellington Management Company LLC, a leading global investment management firm, from 2005 until his retirement in June 2020, after initially joining the firm in 2000. In this role, he led a global investment team as the team’s equity assets under management grew from $20 billion in 2003 to $90 billion prior to his retirement.

Prior to Wellington Management, Mr. Bousa served as a vice president and portfolio manager at Putnam Investments, LLC from 1992 to 2000, and as an equity research analyst and portfolio manager at Fidelity Investments, Inc. from 1983 to 1992. Mr. Bousa began his career as a commodity merchant at Louis Dreyfus Corporation from 1980 to 1982.

Mr. Bousa has served as a director of Omnicell, Inc. since July 2021. He has also served as a director of Corebridge Financial, Inc. since August 2024, and is a member of its Audit and Compensation Committees. He previously served as a director of Azenta, Inc. from January 2024 until January 2025, and was a member of its Audit and Environmental, Social and Governance Committees.

About Gartner

Gartner, Inc. (NYSE: IT) delivers actionable, objective business and technology insights that drive smarter decisions and stronger performance on an organization’s mission-critical priorities. To learn more, visit gartner.com.

David Cohen
SVP, Investor Relations, Gartner
+1 203.316.6631

investor.relations@gartner.com
2